SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Check the appropriate box:

( ) Preliminary Proxy Statement

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ITRONICS INC.

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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

Enclosed is Itronics' 1999 Annual Report on Form 10-KSB. Also enclosed is the Proxy Statement and Form inviting you to the Annual Meeting to be held on November 9, 2000 at 10:00 A.M. Pacific Standard Time at the Reno Sparks Convention & Visitors Authority Center, 4590 South Virginia Street, Reno, Nevada in North Meeting Room B-3. It is our hope that you will attend the meeting and vote your proxy on the re-election of the Company's Directors.

We are planning a 5:00 P.M. reception and presentation about Itronics at the Reno Hilton. Those of you who attend the shareholder’s meeting are cordially invited to join us at the reception.

I believe that our Company continues to make significant progress in its development and has a bright future ahead. Some of the milestones achieved over the last year include the following:

-       The Company has continued its corporate marketing program, with impressive results. For the twelve months from October 1, 1999 through September 30, 2000, 35.5 million shares had traded, compared to 24.8 million shares for the twelve months ended September 30, 1999. The share price increased from the $0.50 range on September 30, 1999 to a high of $2.01 in February and has since declined to the $0.50 range. The number of shareholders has been substantially increased from 3,077 for the 1999 annual meeting to an estimated 5,480 for the 2000 annual meeting.

-       Itronics' market capitalization at September 30, 2000 was about the same as it was a year ago at $35 million. The active trading in Itronics shares and the run up in share price that occurred again produced significant benefits for Itronics shareholders in advancing the company and its businesses by making it possible to secure additional financing. While the recent price decline has been a big disappointment for all of us, all of the major and minor stock markets have declined rather sharply with many large profitable companies experiencing share price declines that are even sharper than ours.

-      Between October 1 of 1999 through September 30, 2000 the Company has raised approximately $4.1 million by completing the 1999 private placement, a convertible debt offering, and obtaining warrant exercises. About $2.1 million of the cash raised has been used to complete construction of the new manufacturing facility; to purchase and install a computer system and software that is now being used to support and facilitate business growth; to launch a marketing and Gold’n Gro branding process with a national advertising agency; and to make modest strategic investments in two small public companies.

-       In early September we announced a financial commitment by a major institutional investor to privately place up to $15 million in equity capital over the next three years.

-       In 2000 all of the Gold’n Gro labels were converted to the new Gold’n Gro logo and revised and expanded. We also added 5 new products bringing the number of retail products to 13 and the total number of commercial products to 15. New labels and MSDS sheets for the 5 new products were completed. Revision of all of the labels and MSDS (Material Safety Data Sheets) sheets was a major project that took more than 6 months to complete.

-       In 2000 we have continued to evaluate our Gold’n Gro marketing strategy and have developed an improved understanding of the commercial structure of the retail fertilizer markets. The nationwide fertilizer market is divided into two major categories: (1) Home Lawn and Garden and (2) Professional. The Professional market is further divided into several segments, but the segments are not consistently defined within the industry. The segments include Turf & Ornamental, Specialty

Letter to Shareholders

October 20, 2000

Ag, Field Grains, and Forage and Pasture Grasses. We are marketing our products into two segments of the Professional Market. These are: (1) Turf & Ornamental, with golf courses and nurseries being major categories, and (2) Specialty Ag with citrus and wine grapes being major categories of interest. We are also going to be marketing to tree growers, and to alfalfa growers who produce feed for the dairy industry. Other potential markets include carrots and potatoes. Our objective is to identify large acreage relatively high value crops where our Gold’n Gro fertilizer products and injector systems can be used to enhance plant growth and/or crop output.

-       IMI is implementing its marketing strategy by developing and marketing "nutrition programs" for specific crops through Western Farm Services, Inc. which is an established Professional Market retailer and which is a major distributor of liquid fertilizer products in the western United States. This approach is consistent with established practice in the fertilizer industry. We are marketing our professional products directly to customers in northern Nevada, but are finding that this will not be practical or cost effective in southern Nevada due to costs of establishing the infrastructure needed for delivery of liquid fertilizer products. The Turf & Ornamental and Specialty Ag segments of the Professional Market are estimated to generate about $1 billion in sales annually in the United States.

-        A phase II Gold’n Gro marketing and sales program is being developed for the Home Lawn and Garden market. The entry costs for this market are many times larger than the entry costs for the professional markets. For example, it will be necessary for us to spend several hundred thousand dollars for labels and packaging materials just to get a starting product inventory for this market. To generate Gold’n Gro sales, once we have product on the shelves, will require a multi-million dollar investment in advertising. This market, as with the Professional Market, is large and mature with many existing suppliers. Fertilizer products are sold into this market through regional distribution companies which supply well known retailers such as Home Depot and Walmart. A major financial investment consisting of several million dollars and possibly several 10’s of millions of dollars will be required to get into this market in a meaningful way. The fertilizer segment of the Home Lawn and Garden market is large. Published estimates put the fertilizer sales in this market at about $8.3 billion annually in the United States

-        We developed and are now implementing a Gold’n Gro advertising program in the golf course and turf markets. The ads are being placed in industry specific media and are initially being targeted to the Nevada, California, Oregon, Washington and Hawaii markets. We are also preparing sales support materials that are specific to individual Gold’n Gro products. A new Gold’n Gro label has been developed, and new "consumer friendly" labels are being prepared. This work requires a major investment by the company and will be on-going. We are receiving very positive feed back from potential customers, from Western Farm Service, and from other professionals, about our emerging advertising campaign and supporting materials. The "marketing concept" that is emerging is that we have "high quality" fertilizers that "work better", and are "cleaner" than existing products and the use of which contributes to a cleaner and greener environment. This is a very positive message for us and our customers.

-       Gold’n Gro fertilizer sales have expanded in 2000, but not at the rates that were expected. We have been analyzing the reasons for this. It appears that uncertainties related to the start-up of the new plant in Stead were a factor, but it is now clear that the fertilizer industry continued to be under pressure due to reduced sales in the bulk agricultural markets that normally account for a large portion of revenues and profits for the major fertilizer distribution and sales companies. The fertilizer industry in the United States is in its third year of contraction and all of the producers are under pressure to sell products into the markets that are still viable. Due to this pressure, major retailers of dry fertilizer products have increased their focus on the Turf and Ornamental and Specialty Ag markets.

Letter to Shareholders

October 20, 2000

-        IMI continued its development of a portable liquid fertilizer injector system which is used to fertilize fields and golf courses using the irrigation system, a process called "fertigation". The injector unit was field tested with several northern Nevada turf farm customers and an alfalfa grower. Modifications were made based on field use, and we now have a system that works very well for injecting the Gold’n Gro fertilizer products into grower irrigation systems. We are preparing a user manual and marketing materials to support sales development for these machines. Our plan is to include sales of the Gold’n Gro fertilizer injectors as part of our distribution agreement with Western Farm Service. We are also initiating an advertising program for this product in the golf course market.

-        The University of California, Davis continued a test program to determine the effectiveness of 4 of the Gold'n Gro fertilizers on wine grapes. The program was expanded this year. The test started in mid-July this year due to illness of the professor in charge of the project, therefore the results are not available at this time. Most of the growth of grape vines occurs between mid-March and the end of June, so we missed the most critical part of the year for grapes. There are more than 750,000 acres of wine grapes in California, so the market potential is very good if the tests prove successful as expected.

-        We started a small field test on orange and lemon trees in May of this year. With foliar feeding only, the fertilizer applications on the orange trees produced a 40 percent increase in weight and juice content and a 12 percent increase in size of the oranges. The fertilized lemon trees set 54 percent more lemons than the unfertilized trees, however we won’t have results on size and weight until the first quarter of next year. The grower we are working with has agreed to continue the application program for another year.

-        A large citrus grower in southern California agreed to cooperate with IMI in developing a complete nutrition program using Gold'n Gro products for citrus. This test will run for two or three years and was started earlier this month. We are using both fertigation and foliar fertilization to provide the nutrition to the trees. A faculty member from the University of California at Riverside, who is a nationally recognized expert in citrus nutrition, is working with IMI and the grower in conducting the program.

-        In September the Company completed installation and implementation of an operating and information infrastructure system. We now have a computer communication and information management system that allows us to have "real time" reporting on sales and inventories and which allows all of our employees to communicate with each other by "e-mail". This system is already demonstrating its usefulness and having it will allow us to operate the business much more effectively as we move into the future.

-        This year we entered into discussions with some acquisition candidates in the photo and x-ray service industries and in the retail fertilizer segment. However, no acquisitions have been concluded to date due to uncertainties relating to the on-going financing of the company.

-        This year we did achieve a 44 percent increase in photochemical volumes and it appears that our marketing efforts in this area are going to continue to produce desired increases in photochemical supplies.

-        We began an advertising program for our Silver Nevada Miner 5 ounce pure silver bars this year that was instrumental in maintaining our silver sales. Next year this program should provide us with a measurable increase in silver sales.

-        We experienced a major set back for refining and sales of our photo silver. On March 28 IMI was informed that Handy & Harman, our silver sales agent for several years and the largest silver refiner

Letter to Shareholders

October 20, 2000

in the United States, was being put into Chapter 11 bankruptcy. The Handy & Harman situation created difficulties for us because we were not producing pure silver, but were producing an impure product tailored to fit into the Handy & Harman refining system. Due to this, I moved a development project that I planned to work on two years from now into high gear. We were able to perfect a procedure for producing pure silver and to make a sales agreement with another company. Our first shipment of silver was made to the new company in July and we received settlement in September. The silver shipped was high purity bullion and confirmed that our process does work as advertised. In September we installed a new larger furnace in the refinery and began making regular bullion shipments in October. While the Handy & Harman problems were a set back for us, we are ending the year with a new refining process that produces pure silver bullion and which also cuts our cost of refining and sales of silver by more than 50 percent. In future years this new process will provide significantly improved profitability for the silver recovery and refining segment of our business.

-        In February of this year we received the final operating permits for the new Stead manufacturing plant. We declared the plant fully operational at the end of March, and by the end of September we had enough operating experience to demonstrate that we are able to consistently meet the quality standards necessary under EPA rules. Heavy metal removal is actually more effective in the new plant than it was in the pilot plant.

-        In January we began presenting Itronics to investment managers and stock brokers at special meetings arranged for us by a Chicago based investor relations firm. These meetings allowed us to meet with investment managers in several key cities, including Chicago, New York, and Los Angeles. We plan to continue these presentations on a quarterly basis for the next several years.

-        In June I was selected as Nevada’s Inventor of the Year and I will become a member of the Nevada Inventors Hall of Fame at the University of Nevada Reno. This is quite an honor and reflects not only my efforts over many years, but also the teamwork and support of our employees and shareholders that has made all of this possible. We should all be proud that we are owners of a unique company which has developed and is now operating unique technology that cleans up a serious global environmental problem and produces a line of fertilizer products that work better than established fertilizer products.

In the photographic sector, digital technologies continue to develop but it is apparent that conventional film based photography is continuing to grow. Some of the new dot Com digital imaging companies are generating photographic waste due to the increasing use of silver halide based photographic paper for making high quality photographic prints. We expect this new source of liquid photographic waste to grow rapidly over the next several years. Our longer term view is that digital photography will increase in popularity, but will complement, rather than eliminate, film photography. Silver usage in the photographic industry is still increasing and sales of photo film and conventional cameras including the small returnable cameras is still increasing. Of the estimated 6 billion people in the world, the United States, Europe, and Japan account for roughly 10 percent. Most of the other 90% of the world's population cannot presently afford even the point and shoot returnable cameras that sell for $10 at the grocery check out stands here in the United States. However, we believe that as the global economy expands, there will be a growing percentage of the population in the mid-range of income that won't be able to afford digital technology, but will be able to afford, and will purchase, film technology. Because of these factors, we are anticipating that the market will continue to expand.

The silver market has been weaker in 2000, which is counter to forecasts by market analysts. We are positioned to benefit if silver prices increase, but we are operating the business with the expectation that silver prices will remain at or near current depressed levels.

Letter to Shareholders

October 20, 2000

This year we did some laboratory work related to the new thiomet process for recovering silver and gold from ore, but due to depressed mining industry conditions, we are deferring major work on this project to future years.

Last year at the shareholder’s meeting I announced that we had identified a waste stream that has some chemical similarities to photochemicals and which might work as a supplement in our line of Gold’n Gro fertilizers. This year Whitney & Whitney, Inc. entered into a Pilot Program Contract with a generator of this material which provides us the opportunity to evaluate the feasibility of using distillation to concentrate it and to then process it for use as a fertilizer component. We have entered into a confidentiality agreement for this work and do not plan to announce results until the project is complete. Although we expect that it could take some time, possibly several years, to complete work on this material, we have already done enough work to learn that it appears chemically suited for use in some of our fertilizer formulations. Longer term, this material could become an important supplement to our business.

The market for mining consulting services was flat during the year with three on-going projects and two new projects in the photography field and for heavy metal removal problem solving in the plating industry. Whitney & Whitney, Inc. has been developing and applying "state of the art" satellite photo interpretation techniques in the search for metal deposits, and in finding areas favorable for water development, that are producing very positive results in the field. This success with application of advanced technologies is opening up new opportunities for Whitney & Whitney technical services.

Probably the biggest achievement we have made to date was to get the new Stead manufacturing plant finished and operational. The Stead plant is the only one of its kind in the world and it is now demonstrating the ability to produce clean fertilizer products on a commercial scale. Permitting is now in place to expand internal storage capacity, and to expand the plant throughput by running multiple shifts and automating the process operations. This is a very exciting development for our shareholders and we should all be thankful and excited to have this part of our business development completed. The market potential for the Company now seems to be larger than ever with clean environmentally friendly fertilizer products that work exceptionally well. Because of this, significant profitable growth over an extended period of time appears to be possible.

Achievement of the milestones outlined in this letter is due to the dedication and loyalty of our stockholders and employees. I thank each and every one of you for your past and continuing support. Together, I believe we can achieve great success!!

Sincerely,

/S/ DR. JOHN W. WHITNEY

Dr. John W. Whitney

President

October 20, 2000

P.S. Would you please call Bea DeHaven at 775-853-4970 and let her know if you plan to attend the shareholder meeting? We would appreciate this, as it will help us plan for attendance at the meeting.

IMPORTANT NOTE:

ITRONICS INC. IS NOT CURRENTLY SUBJECT TO THE PROXY SOLICITATION RULES OF THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, WHILE THIS PROXY STATEMENT GENERALLY FOLLOWS THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, THIS PROXY STATEMENT DOES NOT NECESSARILY PROVIDE THE SAME INFORMATION REQUIRED TO BE DISCLOSED UNDER THE PROXY SOLICITATION RULES AND REGULATIONS. IN ADDITION THIS PROXY STATEMENT HAS NOT BEEN REVIEWED BY THE SECURITIES AND EXCHANGE COMMISSION WHICH MAY HAVE BEEN REQUIRED IF ITRONICS INC. WAS SUBJECT TO THE PROXY SOLICITATION RULES.

ITRONICS INC.

6490 So. McCarran Blvd., Bldg. C-23

Reno, Nevada 89509

(702) 689-7696

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PROXY STATEMENT

Annual Meeting of Shareholders

November 9, 2000

_______________________________

INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

This proxy statement is being furnished to shareholders of Itronics Inc. (the Company), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting to be held at the Reno-Sparks Convention Center, Reno, Nevada on November 9, 2000 at 10:00 A.M. Pacific time, and at any adjournment or adjournments thereof. The approximate date of mailing of this proxy statement and the accompanying form of proxy is October 23, 2000.

The Board of Directors of the Company has selected October 2, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A total of 74,201,126 shares of the Company’s common stock were of record at the close of business on that date. Shareholders will be entitled to cast one vote for each share of the Company’s common stock held by them of record at the close of business on the record date on any matter that may be presented at the Annual Meeting for consideration and action by the shareholders. Shareholders do not have cumulative voting rights with respect to the election of directors.

All valid proxies received in response to the solicitation will be voted in accordance with the instructions indicated thereon by the shareholders giving such proxies. If no contrary instructions are given, each such proxy will be voted in favor of the election of the director nominees named in this proxy statement.

The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that described herein. If any other business is properly presented at the Annual Meeting and may be properly voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgement of the proxy holders named therein.

Any shareholder has the power to revoke his proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (which notice shall be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person. Proxies solicited by the Company’s Board of Directors hereby are for use solely at the Annual Meeting and any adjournment or adjournments thereof.

The expenses of this proxy solicitation will be borne by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person, by telephone, or through other forms of communication. Personnel of the Company who participate in the solicitation will not receive any additional compensation for such solicitation. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL SET FORTH IN THIS PROXY STATEMENT.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

The following table sets forth certain data with respect to those persons known to the Company, as of October 2, 2000, to be the beneficial owners of more than 5% of the outstanding shares of common stock of the Company.

Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Shares Presently Held	Common Shares Which May Be Acquired Within 60 days(4)	Total	Percent of Class
John W. Whitney P.O. Box 10725 Reno, NV 89510 (1)(2)(3)	13,918,176	1,000,000	14,918,176	19.84
Richard J. Cavell 1013 No. Marshall Dr. Camano Island, WA	5,096,457(5)	-0-	5,096,457	6.87

(1) Director

(2) Officer

(3) Includes 100,136 shares owned by John B. Whitney, Dr. John W. Whitney's minor son, and 72,768 shares owned by Maureen E. Whitney, Dr. Whitney's wife

(4) Dr. Whitney's option for 1,000,000 shares is at $0.25 per share.

(5) Includes 21,375 shares owned by Bonnie Cavell, Dr. Cavell’s wife.

Security Ownership of Management

The following table sets forth as of October 2, 2000, certain information, with respect to director and executive officer ownership of common stock in the Company:

Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Shares Presently Held	Common Shares Which May Be Acquired Within 60 days(1)	Total	Percent of Class(2)
Dr. John W. Whitney P.O. Box 10725 Reno, NV 89510 (3)(4)(5)	13,918,176	1,000,000	14,918,176	19.84
Paul H. Durckel 1511 Main St Gardnerville, NV. 89410(3)	218,500	-0-	218,500.29
Alan C. Lewin P.O. Box 10725 Reno, Nv 89510(3)	187,500	50,000	237,500.32
All directors and executive officers as a group (5 persons)	16,412,845	1,090,000	17,502,845	23.25

(1) Of the above options and warrants, 50,000 are at $0.10 per share, 40,000 are at $0.40 per share, and 1,000,000 are at $0.25 per share.

(2) The percent of class is based on the sum of 74,201,126 shares outstanding or to be issued as of October 2, 2000 plus, for each individual, the number of common shares as to which the named individual has the right to acquire beneficial ownership within 60 days of October 2, 2000.

(3) Director

(4) Officer

(5) Includes 100,136 shares owned by John B. Whitney, Dr. John W. Whitney's minor son, and 72,768 shares owned by Maureen B. Whitney, Dr. Whitney's wife.

Compliance With Section 16(a) of the 1934 Act

The Company is not presently subject to the requirements of Section 16(a) of the Securities Act.

ELECTION OF DIRECTORS

Proposal 1

The Company’s bylaws provide that the Board of Directors shall consist of one to nine members. There are presently three directors.

Each of the nominees listed below is currently a director of the Company. Each nominee has consented to being named in this Proxy Statement and has indicated his willingness to serve, if reelected. If any nominee becomes unable to serve, however, the proxy solicited hereby will be voted for the election of such other person or persons as the Board of Directors shall elect.

The following table sets forth the names of and certain information concerning the nominees to the Board of Directors.

Name	Age(As of 10/2/00)	Position	Position Held Since
Dr. John W. Whitney	54	President/Treasurer Director	May 1988
Paul H. Durckel	83	Director	September 1995
Alan C. Lewin	54	Director	September 1997

1) For directors, the term of office is until the next annual meeting of shareholders.

Narrative Information Concerning the Director Nominees of the Company

John W. Whitney:

In addition to being the President and a Director of the Company, 1988 to present, Dr. Whitney is the President and a Director of each of the operating subsidiaries, Whitney & Whitney, Inc. and Itronics Metallurgical, Inc. Dr. Whitney also serves as the General Manager of American Hydromet, a joint venture controlled by the Company.

Dr. Whitney received his Ph.D. in Mineral Economics from Pennsylvania State University in 1976, his M.S. in Mineralogy from the University of Nebraska in 1971, and his B.S. in Geology from the University of Nebraska in 1970. Dr. Whitney has served as President of Whitney & Whitney, Inc. since its formation in 1977.

Prior to his serving as W&W full-time president, Dr. Whitney worked as a consultant for the Office of Technology Assessment, U.S. Congress, doing analysis of various Alaskan mineral issues (1977-1978), a consultant for various government agencies, including the office of Mineral Policy Analysis in the U.S. Department of Interior, and the Washington, D.C. office of the U.S. Bureau of Mines, consulting firms, law firms and mining companies on a variety of mineral planning issues (1976-1977), as a consultant for BKW Associates, Inc. evaluating mining investment opportunities in Mexico and the Philippines (1973-1975), and as a geologist-mineralogist for Humble Oil & Refining Company and GeoTerrex Ltd. (1971-1972).

Dr. Whitney is an internationally recognized consultant in the field of Metal and Material Resource Economics. Dr. Whitney has presented seminars for various clients on Mining Economics, and has taught a three-credit graduate course on International Metal Economics for the University of Arizona's College of Mines. Dr. Whitney is an Honorary Faculty Member of the Academy for Metals and Materials under the seal of the American Society for Metals. Dr. Whitney has made numerous presentations and written a number of publications on various technical subjects within his broad area of expertise. Dr. Whitney is coinventor of the American Hydromet process technology for which four patents have been issued. Dr. Whitney was recognized by the Nevada Technology council as its Nevada Inventor of the Year for 2000 and will become a member of the Inventor’s Hall of Fame at the University of Nevada, Reno.

Paul H. Durckel

Mr. Durckel has served as a director of the Company since September 1995. He has served various companies involved in fertilizer manufacturing and sales for approximately 30 years. He is presently an Independent Real Estate Salesman for Prudential Nevada Realty, the successor company to Myers Realty, Inc. He had served Myers Realty, Inc. in varying capacities, including Broker-Salesman, Consultant, Manager, Vice President of Operations, and Director, since 1987. His experience in the fertilizer industry includes Vice President and General Manager and Vice President- Operations for American Plant Food Corp., Executive Assistant to the Chairman for Best Fertilizers Co., Vice President and General Manager for Best Fertilizer of Texas, and Vice President and General Manager for Farm Services Co.

Alan C. Lewin:

Mr. Lewin has served as a director since September 1997. He had previously served as a director from September 1995 through June 1996. He received his Bachelor of Arts Degree in Psychology from the San Diego State University in 1967. He has extensive operations management experience, primarily in the x-ray film processing chemical industry. His positions include Founder, President and Chief Executive Officer of Guardian X-Ray Equipment Service, Inc. from 1976 to 1992, General Manager of Douglas Roesch Communications, Inc. from 1992 to 1994, Technical Sales Representative of Commerce Chemical Company from 1994 to 1996, Vice President of Commodity Resource & Environmental, Inc. from August 1996 to July 1997, and General Manager for a Merry X-Ray branch operation in Los Angeles, California since November 1997.

Information Relating to Executive Officers

The following table sets forth the names of and certain information concerning the Executive Officers not included above with the Director nominees:

Name	Age(As of 10/2/00)	Position	Position Held Since
Gregory S. Skinner	46	Secretary	December 1990
Duane H. Rasmussen	69	Vice President, Itronics Vice President and General Manager-IMI	November 1997 May 1994

Narrative Information Concerning the Executive Officers of the Company

Gregory S. Skinner, Esq.:

Mr. Skinner has served as Secretary and General Counsel of the Company and its subsidiaries since December 1990. He obtained his BA degree in Economics from the University of California at Berkeley in 1976. He obtained his JD degree from Hastings College of the Law, University of California at San Francisco in 1979. He is licensed to practice law in the states of California and Nevada, He is a shareholder in the Law Offices of Skinner, Sutton, Watson & Rounds, a Professional Corporation, which has offices located in Reno and Incline Village, Nevada. Prior to becoming Secretary of Itronics Inc., Mr. Skinner has provided legal services and advice to Whitney & Whitney, Inc. since 1980.

Duane H. Rasmussen:

Mr. Rasmussen has served as Vice President of the Company since November 1997 and as Vice President and General Manager of IMI since May 1994. He initially joined the Company in 1991 as Assistant Manager and Business Consultant for W&W. He received his Bachelor of Science degree in Chemical Engineering from the University of Wisconsin in 1953 and his MBA in Industrial Management in 1955 from the same University. He served as President of Screen Printing Systems, Inc. from 1987 to 1990 and from 1995 to 1998. Other business experience includes approximately 20 years with Jacobs Engineering Group, Inc. in varying capacities, including Project Manager, Regional Sales Manager, Regional Vice President, and Group Vice President.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth information as to the compensation of the Chief Executive Officer and the four most highly compensated officers whose compensation for the year ended December 31, 1999 exceeded $100,000:

Annual Compensation			Long Term Compensation
Name and Principal Position	Calendar Year	Salary	Bonus	Securities Underlying Options (#)
Dr. John W. Whitney: President, Treasurer and Director	1999 1998 1997	$129,534 $111,709 $ 97,000	$-0- $-0- $-0-	1,000,000 -0- -0-

1) As of December 31, 1997, Dr. Whitney had accumulated deferred salary totaling $141,750. Of this amount, $32,000 was accrued in 1997, $49,750 was accrued in 1996, and $60,000 was accrued in prior years. Dr. Whitney was granted options to convert up to $250,000 in unpaid salary at $0.10 per share, for a total of 2,500,000 shares of common stock. Dr. Whitney was also granted options for 1,200,000 shares of common stock at $0.10 for his personal guarantee of certain obligations of the Company and its subsidiaries. The options were to expire in February 1997, but were extended to six months after all the Company and subsidiaries’ debts owed to, or guaranteed by, Dr. Whitney were paid in full. In May 1996, Dr. Whitney received warrants for 100,000 shares. The warrants were exercisable for five years at $0.10 per share. The warrants were issued in conjunction with Dr. Whitney’s acquisition of 100,000 shares for cash. The combined total of options and warrants for Dr. Whitney was for 3,800,000 shares of common stock. Of these options and warrants, Dr. Whitney exercised 500,000 shares in December 1996, 2,092,380 in 1997, and the remaining 1,207,620 in January 1998. In September 1998 Dr. Whitney converted an additional $50,000 of unpaid salary by acquiring five units of the Company’s 1998 Private Placement, Tranche One. On December 30, 1999 Dr. Whitney exercised his right to purchase 37,500 shares at $0.40 per share. Effective January 1, 1999, Dr. Whitney was granted an option for 1,000,000 common shares at $0.25 per share. The option is exercisable at any time until one year after Dr. Whitney leaves the employment of the Company.

2) During the three years ended in 1999, all Directors received 2,500 restricted common shares per quarter of service. Dr. Whitney served as a Director during each of these quarters and received the appropriate number of shares. The salary amounts listed above include $4,534, $1,709, and $1,000, for 1999, 1998, and 1997, respectively, representing the value assigned to the stock as issued.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	% of Total Options to Employees in Fiscal Year	Exercise or Base Price	Expiration Date
Dr. John W. Whitney	1,000,000	93%	$0.25	1 year after end of employment

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option

Values

Options Exercised:

Name	Shares Acquired on Exercise (#)	Value Realized(1)
Dr. John W. Whitney	37,500	$-0-

(1)  The warrants exercised were at $0.40 per share. If value realized was based on the average of the closing bid and ask prices on the exercise date, the value realized would have been $11,813. However, the common stock received is restricted under Rule 144 and thus are not tradable within one year of exercise. In addition, as a greater than 10% shareholder of the Company, Dr. Whitney is further restricted by SEC regulations as to the sale of the Company’s securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above. Consequently, the value realized is reported at $-0-.

Options Unexercised:

Name	Number of Securities Underlying Unexercised Options at 12/31/99		Value of Unexercised In-the-Money Options At 12/31/99
	Exercisable	Unexercise.	Exercisable	Unexer.
Dr. John W. Whitney	1,162,500	-0-	$ -0- (1)	$ -0-

(1) If value realized was based on the average of the closing bid and ask prices on December 31, 1999, the value realized would have been $510,375. The securities under option, common stock of the Company, are restricted under Rule 144 and thus are not tradable within one year of exercise. In addition, as a greater than 10% shareholder of the Company, Dr. Whitney is further restricted by SEC regulations as to the sale of the Company’s securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above. Consequently, the value of the unexercised options is reported at $-0-.

Board Committees

The Board of Directors has no specific committees.

Attendance at Meetings

During the twelve month period ended December 31, 1999, the Board of Directors held four meetings. No director attended fewer than 75% of the meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the Company's two most recent fiscal years, including those of its subsidiaries and affiliates, the Company engaged in no transactions or series of transactions with any director, officer, security holder or family thereof in which the amount involved exceeded $60,000 except as follows:

1. As of December 31, 1997, Dr. Whitney has accumulated deferred salary totaling $141,750. The entire balance was converted into the Company’s common stock in 1998.

2. In 1994, options totaling 2,675,000 shares for Dr. Whitney and 200,000 shares for Dr. Cavell, which were to expire in 1995, were extended to dates ranging from February 5, 1996 to May 15, 1997. The option price of $0.10 per share remained unchanged. In 1995, an additional option for 1,025,000 shares was granted to Dr. Whitney and his existing options were extended to dates ranging from February 5, 1997 to May 15, 1997. In 1996, the above options were extended to six months after all debts owed to, or guaranteed by, Drs. Whitney and Cavell by Itronics Inc. and its subsidiaries and partnerships are paid in full. Of the above options, Dr Whitney exercised 500,000 shares in 1996, 1,992,380 in 1997, and 1,207,620 in 1998. Dr Cavell exercised all 200,000 of his options in 1998.

3. After approval from the Company's Board of Directors, in March 1999 the Company's subsidiary, W&W, agreed to provide technical services to Golden Phoenix Minerals, Inc. (Golden), a junior mine exploration and development company whose common shares trade on the OTC Bulletin Board. Services are billed monthly and W&W receives a combination of Golden common stock, SEC Rule 144 restricted common stock, and cash. Separately, Dr. Whitney personally agreed to acquire up to 10,000,000 common shares of Golden at $0.10 per share, making him beneficial owner of more than ten percent of Golden. Any unexercised options under this arrangement can be assigned to W&W. Dr.'s Whitney and Cavell are principals in a group that controls the mining claims underlying one of Golden's two principal exploration and development properties. At December 31, 1999 W&W owned 200,000 unrestricted Golden shares, 536,267 restricted Golden shares and will receive 67,957 restricted shares billed for December, 1999 services. Under the provisions of Rule 144, the restricted shares may be sold beginning in April 2000. Total amount billed for 1999 was $95,546, of which $17,428 will be received in cash. A total of $23,793 is included in accounts receivable at December 31, 1999. At December 31, 1999, the average bid/asked price for Golden common was $0.225, resulting in a value of shares held and to be received on that date of $180,950.

1999 ANNUAL REPORT

The Company’s Form 10-KSB for 1999 as filed with the Securities and Exchange Commission will serve as the Company’s 1999 annual report. The 1999 Form 10-KSB is being mailed to each shareholder along with this proxy statement. ADDITIONAL COPIES OF THE 1999 FORM 10-KSB MAY BE OBTAINED BY WRITING TO THE CORPORATION.

2001 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2001 annual meeting must be received by the Company for inclusion in Management’s Proxy Statement by March 31, 2001.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies returned by the Company’s shareholders confer discretionary authority on the persons named therein. Those persons will vote or act in accordance with their best judgement with respect to those matters.

You are urged to vote, sign, date and return the accompanying proxy prior to the Annual Meeting, whether or not you currently plan to attend the Annual Meeting in person, to the following address:

Itronics Inc.

P.O. Box 10725

Reno, Nevada 89510

By Order of the Board of Directors

___________________________________

October 11, 2000                                                            John W. Whitney, President and Treasurer

ITRONICS INC.

PROXY

ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 9, 2000

The undersigned hereby constitutes and appoints John W. Whitney, with power of substitution, to represent and vote on behalf of the undersigned all of the shares of Itronics Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Reno-Sparks Convention Center, Reno, Nevada, on November 9, 2000 at 10:00 A.M. Pacific time, including any adjournment or adjournments thereof.

Total votes available to cast for the one proposal is:

Number of Shares ________________________

PLEASE MARK THE FOLLOWING WITH AN "X"

Proposal 1: Election of Directors

Names of Nominees:

      John W. Whitney

      Paul H. Durckel

      Alan C. Lewin

Vote for the election of the above directors as a group:

( ) FOR ( ) AGAINST ( ) ABSTAIN

PLEASE VOTE, DATE AND SIGN YOUR NAME(S) EXACTLY AS PRINTED ON THIS PROXY, indicating where applicable, official position or representative capacity.

_______________________________________ __________________________________

Signature                                                                   Signature

___________________                                          ___________________

Date                                                                          Date